Exhibit 10(iii) (A)

BANK OF THE OZARKS, INC.

DEFERRED COMPENSATION PLAN

Preamble

This Plan is an unfunded deferred compensation arrangement for a select group of management or highly-compensated personnel and all rights hereunder shall be governed by and construed in accordance with the laws of Arkansas.

A. Participants. Any management or highly compensated employee (“Employee”) of BANK OF THE OZARKS, INC. (“Corporation”), or any wholly owned subsidiary of the Corporation (“Subsidiary”), who has been designated as eligible to participate under the plan (“Plan”) by the Board of Directors of the Corporation (“Board”), may elect to become a participant (“Participant”) under the Plan by filing a written notice (“Notice”) with the Corporation or the subsidiary of the Corporation for whom the Employee performs his services (“Employer”), in the form prescribed by the Board.

B. Deferred Compensation. Any Participant may elect, in accordance with Section F of this Agreement, to defer annually the receipt of a portion of the compensation otherwise payable to him by an Employer attributable to any Plan year. Compensation eligible for deferral shall include salary to be earned in the Plan year plus any bonus attributable to such Plan year. “Compensation” means all of a Participant’s W-2 compensation which is actually paid to the Participant by the Employer attributable to the Plan year; provided that “compensation” shall also include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the Participant under Sections 402(h)(1)(B)(SEP Deferrals), 125, 402(a)(8) (401(k) deferrals), 403(b) and 457(b) of the Code. Such deferral may be fixed at a percentage of future income to be earned and received as compensation; provided, however, that the total amount which is designated by the Participant may not exceed twenty-five percent (25%) of the Participant’s total income for the Plan year, or such other amount as the Board may from time to time approve in writing. Any compensation deferred pursuant to this Section shall be recorded by the Corporation in a deferred compensation account (“Account”) maintained in the name of the Participant, which Account shall be credited on each date a payment of compensation is made, in accordance with the Employer’s normal practices.

The Corporation shall furnish each Participant with a quarterly statement of his Account. The Corporation shall also credit net income, gains or losses on investment of amounts in an Account to such Account until its final distribution pursuant to Section E of the Plan. The amount of compensation that a Participant elects to defer under this Section will remain constant until suspended or modified by the filing of another election with the Corporation by a Participant in accordance with Section F of the Plan.

The Plan will operate on a calendar year.

C. Employer Allocations. The Board may from time to time cause the Account of a Participant to be increased at such time and by such amount as the Board may designate in writing (“Employer Allocation”). The Corporation shall create a subaccount for each Participant receiving an Employer Allocation to which the Employer Allocation, net income, gains and losses on investments shall be credited. For all other purposes of the Plan, the Employer Allocation subaccount shall be treated as part of the Participant’s Account.

D. Investment of Deferred Amounts.

1. In order to meet its contingent deferred obligations for each Participant hereunder, the Corporation shall set aside or earmark funds in an amount equal to the total amounts credited to each Participant’s Account hereunder. Such funds shall be accounted for separately for each Participant. The funds in each account shall be invested as determined by the Board; provided, however, that in the discretion of the Board it may grant to each Participant the right to designate how the funds in the Participant’s account shall be invested. The Board shall not be bound by any Participant’s election and, in its discretion, may refuse to allow the investment of the funds as directed by the Participant.

2. The income and gains and losses, both realized and unrealized, from investments made pursuant to paragraph 1 on the account of any Participant, net of any expenses properly chargeable thereto shall be determined quarterly by the Board. Such net income or loss as so determined shall be allocated and credited to the account of each Participant.

E. Distribution.

1. Upon the Participant’s separation from service with the Corporation and all Subsidiaries for any reason other than death, the Participant will be entitled to receive all amounts credited to the Participant’s Account as of the date of separation from service. Such amounts shall be distributed as set forth in paragraph 5 below.

2. Upon the Participant’s separation from service with the Corporation and all Subsidiaries by reason of his death, the Participant’s designated beneficiary or beneficiaries will be entitled to receive all amounts credited to the Account of the Participant as of the date of his death. Said amounts shall be payable as set forth in paragraph 5 below.

3. Upon the death of the Participant prior to complete distribution of the entire balance of the Participant’s Account (and after the date the Participant’s separation from service with the Corporation and all Subsidiaries), the remaining balance of his Account on the date of his death shall be payable to the Participant’s designated beneficiary or beneficiaries as set forth in paragraph 5 below.

4. Upon the occurrence of an Unforeseeable Emergency (as defined in Section N), the Participant or the Participant’s designated beneficiary may receive a distribution as allowed by Section N but no more frequently than once each calendar year.

5. Distributions of the Participant’s Account pursuant to paragraph 1 or 2 above shall be made in the manner selected by such Participant on his or her initial Notice, and the Participant shall not have the ability to change such selection. The only permissible payment methods to select pursuant to such Notice are (i) a lump sum distribution; (ii) annual installments over a three-year period; (iii) annual installments over a five-year period; and (iv) annual installments over a ten-year period. If annual installments are selected, the payment shall be made so to exhaust the Participant’s Account over said period (therefore, by way of example, if the Participant selects annual installments over a ten-year period, the first annual installment shall equal one-tenth of the then balance of the Participant’s Account, the second annual installment shall equal one-ninth of the then balance and so on).

Payments to be made pursuant to paragraph 1 above shall commence as soon as administratively practical, but in no event prior to six (6) months from the date of the Participant’s separation from service.

Payments to be made pursuant to paragraph 2 above shall commence as soon as administratively practical following the date upon the Participant’s death.

Upon the death of a Participant as set forth in paragraph 3, payments to the Participant’s designated beneficiary or beneficiaries shall continue at the same times and in the same amounts as would have been made to the Participant had the Participant survived for the entire pay out period.

F. Election to Defer Compensation. The Notice by which a Participant elects to defer compensation as provided in this Agreement shall be in writing, signed by the Participant, and delivered to the Corporation prior to January 1 of the Plan year in which the compensation to be deferred is otherwise payable to the Participant. Except as provided below, no employee may enter the Plan except on the beginning of a Plan year. Such election (and any subsequent election) will continue until suspended or modified in a writing delivered by the Participant to the Corporation, which new election shall only apply to compensation otherwise payable to the Participant after the end of the Plan year in which such election is delivered to the Corporation. Any deferral election made by the Participant shall be irrevocable with respect to any compensation covered by such election, including the compensation payable in the Plan year in which the election suspending or modifying the prior election is delivered to the Corporation.

In the first year in which a Participant becomes eligible to participate in the Plan the newly eligible Participant may make an election to defer compensation for services performed subsequent to the election within thirty (30) days after the date the employee becomes eligible.

G. Participant’s Rights Unsecured. The right of the Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Participant nor his designated beneficiary shall have any rights in or against any amount credited to his or her Account, funds invested hereunder or any other specific assets of the Corporation. All amounts credited to an Account shall constitute general assets of the Corporation subject to the claims of its creditors. The Accounts shall be considered the property of the company participating in the Plan for which the Participant is employed. The Plan constitutes a mere promise to make future benefit payments to a Participant. Nothing contained hereunder shall be deemed to create a trust of any kind or create any fiduciary relationship. It is the intention of the Corporation and each Participant (by delivery of the Notice) that the Plan be considered an unfunded deferred compensation arrangement for federal and state income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

H. Amendments to the Plan. The Board may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of the amount credited to his Account, or of any rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment. Notice of each amendment shall be given in writing to each Participant or beneficiary of a deceased Participant.

I. Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, distribution of the amounts credited to a Participant’s Account shall be made in the manner and at the time heretofore prescribed; provided that no additional credits shall be made to the Account of a Participant following termination of the Plan other than net income or losses thereon credited pursuant to Section D.

J. Liability. No member of the Board and no officer or employee of the Corporation shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Corporation be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Corporation.

K. Expenses. Costs of administration of the Plan will be paid by the Corporation and/or by such of its Subsidiaries with participating Employees in the Plan sharing costs as may be determined by the Corporation.

L. Assignment. A Participant’s rights under the Plan, including the right to benefit payments, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary.

M. Effective Date. This Plan shall be effective January 1, 2005.

N. Unforeseeable Emergency.

1. “Unforeseeable Emergency” means a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in Internal Revenue Code section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance, e.g., as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or beneficiary’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Internal Revenue Code section 152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise specifically provided in this paragraph 1, the purchase of a home and the payment of college tuition are not unforeseeable emergencies under this paragraph 1.

2. Whether a Participant or beneficiary is faced with an Unforeseeable Emergency permitting a distribution under this Section N is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.

3. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

O. Administration. The Board shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out its terms. The Board will interpret the Plan in accordance with its terms and their intended meaning. The Board will have the discretion to make any findings of fact needed to administer the Plan or determine benefits claims, and to construe ambiguous, unclear, or implied (but not stated) terms in any way it deems appropriate. The Board’s earlier exercise of its discretionary authority granted under the Plan shall not require it to exercise that authority in the same manner thereafter. If any Plan provision, on account of errors in drafting, does not accurately reflect its intended meaning, as determined by the Board in its sole discretion, the provision will be considered ambiguous and will be construed by the Board in a manner consistent with the intended meaning. All actions taken and determinations made in good faith by the Board under this Section will be final and binding on all persons except as otherwise expressly provided herein. The Board may make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or required to comply with applicable law. The Corporation may employ one or more persons to render advice with regard to any responsibility under the Plan. A Board member who is a Participant under the Plan will not vote or act on any matter relating only to himself. The Board shall have the power to allocate responsibilities among its members and delegate responsibilities by written action. Such delegations may be to officers or employees of the Corporation or to other individuals or entities, all of whom shall serve at the pleasure of the Board and, if full-time employees of the Employer, without compensation. Unless the Board resolves otherwise in writing, any responsibility allocated or delegated shall be the sole and several responsibility of the person or entity to whom allocated or delegated and not the joint responsibility of any other person or entity. Any person or entity may serve in more than one capacity as respects the Plan.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers as of the      day of                     , 2004.

BANK OF THE OZARKS, INC.

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